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                                                 EXHIBIT (8)(e)

 RECIPROCAL LOAN AGREEMENT

     This RECIPROCAL LOAN AGREEMENT (this "Agreement"), dated as of January 1, 1998, between Golden American Life Insurance Company, a Delaware corporation ("Golden American" or "Company"), located at 1001 Jefferson Street, Suite 400, Wilmington, Delaware 19801 and ING America Insurance Holdings, Inc., a Delaware corporation ("INGAIH" or "Company") located at 1105 North Market Street, Wilmington, Delaware 19809 (collectively referred to as the "Companies").

                                 WITNESSETH:

     WHEREAS, each of the Companies may have, from time to time, a need to borrow funds on a revolving basis; and

     WHEREAS, each of the Companies may have, from time to time, excess cash available to lend to the other on a revolving basis; and

     WHEREAS, the Companies are affiliated entities and as such are willing to extend financing to, and borrow from each other as provided herein; and

     WHEREAS, each of the Companies desires to enter into this Agreement providing for, among other things, the making of such Loans by and among each other;

     NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Companies agree as follows:

                                  ARTICLE 1
                                  _________

                                 DEFINITIONS
                                 ___________

     SECTION 1.1.DEFINED TERMS.  For purposes of this Agreement:

     "Agreement" shall have the meaning set forth in the preamble hereto.

     "Authorized Person" shall mean the CFO, Treasurer, Treasury Officer, or Treasury Manager of the Borrowing Company, or a person so designated.

     "Borrowing Company" shall mean each of the Companies to which a Loan is outstanding or is to be made pursuant to a Request for Borrowing.

     "Business Day" shall mean a day on which U.S. financial markets are open for the transaction of business required for this Agreement.

     "Companies" shall have the meaning set forth in the preamble hereto.

     "Company" shall have the meaning set forth in the preamble hereto.

     "Default" shall mean any of the events specified in Section 6.1, regardless of whether there shall have occurred any passage of time or giving of notice, or both, that would be necessary in order to constitute such an Event of Default.

     "Event of Default" shall mean any of the events specified in Section 6.1.

     "Golden American" shall have the meaning set forth in the preamble hereto.

     "INGAIH" shall have the meaning set forth in the preamble hereto.

     "Interest Period" shall mean the number of days or months that a particular interest rate applies to a particular Loan advanced hereunder.

     "Lending Company" shall mean each of the Companies that has made, or is obligated to make, in accordance with a Request for Borrowing one or more Loans hereunder.

     "Loans" shall mean the amounts advanced by a Lending Company to a Borrowing Company under this Agreement.

     "Notice of Borrowing" shall have the meaning set forth in Section 2.2(b) of this Agreement.

     "Obligations" shall mean all payment and performance obligations of every kind, nature and description of each Borrowing Company to the Lending Company, or either of them, under this Agreement (including any interest, fees and other charges on the Loans or otherwise), whether such obligations are direct or indirect, absolute or contingent, due or not due, contractual or tortuous, liquidated or unliquidated, arising by operation of law or otherwise, now existing or hereafter arising.

     "Regional Treasury Office" ("RTO") shall mean the Treasurer's office of ING North America Insurance Corporation.

     "Request for Borrowing" shall have the meaning set forth in Section 2.2(a) of this Agreement.

     "Revolving Loan Commitment" shall mean the maximum outstanding amount to be funded by the Lending Company to the Borrowing Company. The aggregate sum which the Lending Company may loan to the Borrowing Company under this Agreement shall not exceed $40,000,000.

     "Termination Date" shall mean December 31, 2007, or such earlier date as payment of the Obligations shall be due (whether by acceleration or otherwise).

     SECTION 1.2.    TERMINOLOGY.  Each definition of a document in this
Article 1 shall include such document as amended, modified, or supplemented from time to time, and, except where the context otherwise requires, definitions imparting the singular shall include the plural and visa versa. Except where specifically restricted, reference to a party shall include that party and its successors and assigns. All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender, shall include all other genders. Titles of articles and sections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement, and all references in this Agreement to articles, sections, subsections, paragraphs, clauses, subclauses or exhibits shall refer to the corresponding article, section, subsection, paragraph, clause, subclause of, or exhibit attached to, this Agreement, unless otherwise provided.

     SECTION 1.3. ACCOUNTING TERMS. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted in accordance with generally accepted accounting principles consistently applied.

                                  ARTICLE 2
                                  _________

                              TERMS OF THE LOANS
                              __________________

     SECTION 2.1.   REVOLVING CREDIT.

     (a) Subject to and upon the terms and conditions set forth in this Agreement, each Lending Company agrees to advance to the Borrowing Company, from time to time prior to the Termination Date, Loans advanced under the Revolving Loan Commitment shall be repaid in accordance with Section 2.4 and may be reborrowed from time to time on a revolving basis.

     (b) Each Borrowing Company's obligation to pay to the Lending Company the principal of and interest on the Loans shall be evidenced by the records of the RTO in lieu of a promissory note or notes.

     SECTION 2.2.   NOTICE AND MANNER OF BORROWING.

     (a) Whenever the Borrowing Company desires to borrow money hereunder, it shall give the RTO prior written or facsimile request (or verbal request promptly confirmed in writing or by facsimile) of such borrowing or reborrowing (a "Request for Borrowing"). Such Request for Borrowing shall be given by an Authorized Person, to the RTO prior to 10:00 a.m. (Wilmington, Delaware time). Any Request for Borrowing received after 10:00 a.m. shall be deemed received on the next Business Day.

     (b) The RTO, upon its receipt of a Request for Borrowing, shall determine if the requested funds are available and the interest rates in accordance with Section 2.3(a) of this Agreement (and related Interest Periods, if any) at which the Borrowing Company can borrow money in a principal amount equal to, and on the date of, the proposed borrowing or reborrowing described in each such Request for Borrowing, and shall notify the Lending Company of such interest rates and the related Interest Periods, if any, and the principal amount of the proposed borrowing or reborrowing (a "Notice of Borrowing") by telephone (confirmed in writing) or by facsimile no later than 12:00 p.m. (Wilmington, Delaware time) on the Business Day of the requested borrowing or reborrowing. The RTO shall promptly convey to the Borrowing Company the information contained in the Notice of Borrowing by telephone (confirmed in writing) or by facsimile.

     (c) On the date of each borrowing, the Lending Company will make available the amount of such borrowing or reborrowing in immediately available funds to the Borrowing Company by depositing such amount in the account of the Borrowing Company by wire transfer via electronic funds transfer (EFT).

     (d) The RTO shall maintain on its books a control account for each Company in which shall be recorded (i) the amount of each Loan made hereunder to each such Company, (ii) the interest rate applicable with respect to each Loan, (iii) the amount of any principal, interest or fees due or to become due from each Borrowing Company with respect to the Loans, and (iv) the amount of any sum received by each Lending Company hereunder in respect of any such principal, interest or fees due on such Loans. The entries made in the RTO's control accounts shall be prima facie evidence, in the absence of manifest error, of the existence and amounts of Obligations therein recorded and any payments thereon.

     (e) The RTO shall account to each Company on a quarterly basis with a statement of borrowings, interest rates, charges and payments made pursuant to this Agreement with respect to the Loans and Revolving Loan Commitment. An Authorized Person of the Companies shall review each quarterly accounting for accuracy within thirty days of receipt thereof from the RTO. Each such account rendered by the RTO shall be deemed final, binding and conclusive unless the RTO is notified by the Lending Company or the Borrowing Company within thirty days after the date the account is so rendered that either the Lending Company or the Borrowing Company disputes any item thereof.

     (f) The RTO shall be justified in assuming, for purposes of carrying out its duties and obligations under this Agreement, including, without limitation, its obligation to maintain accounts and provide accountings of the Loans pursuant to Section 2.2(d) and (e) above, that (1) Loans are disbursed by the Lending Company to the Borrowing Company in accordance with the terms of the Notice of Borrowing, (2) payments on the Loans are made to the Lending Company when due, and (3) no prepayments of any Loans prior to the date that they are due and payable under Section 2.4(a) have occurred, unless the RTO is otherwise notified by either Company within seven Business Days of any such delayed disbursement, overdue payment, or receipt of a prepayment.

     SECTION 2.3.   INTEREST.

     (a) The Borrowing Company agrees to pay interest in respect of all unpaid principal amounts of the Loans from the respective dates such principal amounts were advanced until the respective dates such principal amounts are repaid at a rate per annum as determined by the RTO and agreed upon by the Companies pursuant to Section 2.2(b) of this Agreement. Golden American shall pay interest on each Loan at a per annum rate which is based on the cost of funds of INGAIH for the interest period for such Loan plus
 .15%. INGAIH shall pay interest on each Loan at a per annum rate which is based on the prevailing interest rate of U.S. commercial paper available for purchase with a similar duration. The interest rate shall be determined by the RTO in accordance with its usual practices.

     (b) Overdue principal and, to the extent not prohibited by applicable law, overdue interest in respect of any of the Loans and all other overdue amounts owing hereunder shall bear interest from each date that such amounts are overdue at the rate otherwise applicable to such underlying Loans plus an additional 2% per annum. Interest on each Loan shall accrue from and including the date of such Loan to, but excluding, the date of any repayment thereof; PROVIDED, HOWEVER, that if a Loan is repaid on the same day it is made, one day's interest shall be paid on such Loan. Interest shall be computed on the basis of a year of 360 days for the actual number of days elapsed.

     (c) The Companies hereby agree that the only charges imposed or to be imposed by the Lending Company hereunder for the use of money in connection with the Loans is and will be the interest required to be paid under the provisions of Sections 2.2(b). In no event shall the amount of interest due and payable under this Agreement or any other documents executed in connection herewith exceed the maximum rate of interest allowed by applicable law and, in the event any such payment is made by the Borrowing Company or received by the Lending Company, such excess sum shall be credited as a payment of principal. It is the express intent hereof that the Borrowing Company not pay and the Lending Company not receive, directly or indirectly in any manner, interest in excess of that which may be lawfully paid under applicable law.

     SECTION 2.4.   REPAYMENT OF PRINCIPAL AND INTEREST.
     (a) The entire outstanding principal balance of the Loans shall be due and payable by no later than 5:00 p.m. (Eastern time) on the Business Day on which the Loan is due, together with all remaining accrued and unpaid interest thereon, unless an extension of no more than three additional days is authorized by the Lending Company.

     (b) Any of the Loans may be prepaid in whole or in part at any time without premium or penalty. Any such prepayment made on any Loan shall be applied, first, to interest accrued thereon through the date thereof and then to the principal balance thereof.

     (c) Each payment and prepayment of principal of any Loan and each payment of interest on any Loan shall be made to the Lending Company and applied to outstanding Loan balances in the following order; first, toward any Loan or Loans then due and payable; and, second, towards the Loan or Loans which are next due and payable at the time of such prepayment.

                                 ARTICLE 3
                                 _________

                       REPRESENTATIONS AND WARRANTIES
                       ______________________________

     SECTION 3.1. REPRESENTATIONS AND WARRANTIES. In order to induce the Lending Company to enter into this Agreement, the Borrowing Company hereby represents and warrants as set forth below:

     (a) ORGANIZATION; POWER; QUALIFICATION. The Borrowing Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, has the power and authority to own or lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing as a foreign corporation, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business require such qualification or authorization.

     (b) AUTHORIZATION; ENFORCEABILITY. The Borrowing Company has the power and has taken all necessary action to authorize it to execute, deliver and perform this Agreement in accordance with the terms hereof and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Borrowing Company and is a legal, valid and binding obligation of the Borrowing Company, enforceable in accordance with its respective terms, (i) subject to limitations imposed by general principles of equity and (ii) subject to applicable bankruptcy, reorganization, insolvency and other similar laws affecting creditors' rights generally and to moratorium laws from time to time in effect.

     (c) NO CONFLICT. The execution, delivery and performance of this Agreement in accordance with its terms and the consummation of the transactions contemplated hereby do not and will not (i) violate any applicable law or regulation, (ii) conflict with, result in a breach of, or constitute a default under the articles or certificate of incorporation or by-laws of the Borrowing Company or under any indenture, agreement or other instrument to which the Borrowing Company is a party or by which it or any of its properties may be bound, or (iii) result in or require the creation or imposition of any lien upon or with respect to any property now owned or hereafter acquired by the Borrowing Company.

     (d) COMPLIANCE WITH LAW; ABSENCE OF DEFAULT. The Borrowing Company is in compliance with all applicable laws the failure to comply with which has or could reasonably be expected to have a materially adverse effect on the business, assets, liabilities, financial condition or results of operations of the Borrowing Company, and no event has occurred or has failed to occur which has not been remedied or waived, the occurrence or non-occurrence of which constitutes a Default.

     SECTION 3.2. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made under this Agreement shall be deemed to be made, and shall be true and correct, as of the date hereof and as of the date of each Loan.

                                 ARTICLE 4
                                 _________

                            AFFIRMATIVE COVENANTS
                            _____________________

     So long as this Agreement is in effect:

     SECTION 4.1.   PRESERVATION OF EXISTENCE.  The Borrowing Company will
(a) preserve and maintain its existence, rights, franchises, licenses and privileges in its jurisdiction of incorporation and (b) qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization.

     SECTION 4.2. COMPLIANCE WITH APPLICABLE LAWS AND REGULATIONS. The Borrowing Company will comply with the requirements of all applicable laws and regulations the failure with which to comply could have a materially adverse effect on the business, assets, liabilities, financial condition or results of operations of the Borrowing Company.

     SECTION 4.3.   VISITS AND INSPECTIONS.

     (a) Upon reasonable advance notice from the Lending Company, the Borrowing Company will permit representatives of the Lending Company to (a) visit and inspect the properties of the Borrowing Company during normal business hours, (b) inspect and make extracts from and copies of its books and records, and (c) discuss with its principal officers its businesses, assets, liabilities, financial positions and results of operations.

     (b) Each Company agrees that upon reasonable advance notice from an auditor of either Company or any regulatory official employed by the Department of Insurance of any state in which either Company is engaged in business, each Company will prepare and deliver to such auditor or regulatory official, within a reasonable time following such request, a written verification of all Loans made to and by the relevant Company. Upon reasonable advance notice to each Company, the books and records of the RTO and each Company relating to the subject matter of this Agreement shall be available for inspection by any auditor of either Company or any regulatory official during normal business hours, and the RTO and each Company will cooperate with said auditor or regulatory official in making any audit which requires inspection of said books and records.

                                 ARTICLE 5
                                 _________

                             NEGATIVE COVENANTS
                             __________________

     So long as this Agreement is in effect:

     SECTION 5.1. LIQUIDATION; MERGER; SALE OF ASSETS; CHANGE OF BUSINESS. The Borrowing Company shall not at any time, without proper notice to the Lending Company:

     (a) Liquidate or dissolve itself (or suffer any liquidation or dissolution) or otherwise wind up;

     (b)  Merge or consolidate with any other person or entity;

     (c) Sell, lease, abandon or otherwise dispose of or transfer all or substantially all of its assets other than in the ordinary course of business; or

     (d) Make any substantial change in the type of business conducted by the Borrowing Company as of the date hereof without the prior written consent of the Lending Company if such action would have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Borrowing Company.

     Any corporation into which either Company may be merged, converted or with which either Company may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which either Company shall be a party, shall succeed to all either Company's rights, obligations and immunities hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

                                 ARTICLE 6
                                 _________

                                  DEFAULT
                                  _______

     SECTION 6.1 EVENTS OF DEFAULT. Each of the following shall constitute an Event of Default:

     (a) Any representation or warranty made by the Borrowing Company under this Agreement shall prove incorrect or misleading in any material respect when made;

     (b) The Borrowing Company shall default in the payment of (i) any interest payable under this Agreement within five days of when due, or (ii) any principal payable under this Agreement within three days of when due;

     (c) The Borrowing Company shall default in the performance or observance of any agreement or covenant contained in this Agreement, and such Default shall not be cured within a period of thirty days from the occurrence of such Default;

     (d) The Borrowing Company shall default under any other agreement or instrument evidencing or relating to any indebtedness which Default shall not have been cured within any applicable grace period set forth therein;

     (e) There shall be entered a decree or order by a court having jurisdiction in the premises constituting an order for relief in respect of the Borrowing Company under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy law or similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator, or similar official of the Borrowing Company or of any substantial part of its properties, or ordering the winding-up or liquidation of the affairs of the Borrowing Company and any such decree or order shall continue in effect for a period of sixty consecutive days;

     (f) The Borrowing Company shall file a petition, answer or consent seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy law or other similar law, or the Borrowing Company shall consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment or taking of possession of a receiver, liquidator, assignee, trustee, custodian, sequestrator, or other similar official of the Borrowing Company or of any substantial part of its properties, or the Borrowing Company shall fail generally to pay its debts as such debts become due, or the Borrowing Company shall take any corporate action in furtherance of any such action; or

     (g) This Agreement or any provision hereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by the Borrowing Company or any other person or entity seeking to establish the invalidity or unenforceability thereof, or the Borrowing Company shall deny that it has any liability or any obligation for the payment of principal or interest purported to be created under this Agreement.

     SECTION 6.2. REMEDIES. If an Event of Default shall have occurred and shall be continuing,

     (a) The obligation of the Lending Company to make Loans hereunder shall immediately cease;

     (b) With the exception of an Event of Default specified in Section 6.1(e) or (f), the Lending Company, shall declare the principal of and interest on the Loans and all other amounts owed under this Agreement to be forthwith due and payable, whereupon all such amounts shall immediately become absolute and due and payable, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, anything in this Agreement to the contrary notwithstanding, and whereupon all such amounts shall be immediately due and payable;

     (c) Upon the occurrence and continuance of an Event of Default specified in Section 6.1(e) or (f), such principal, interest and other amounts shall thereupon and concurrently therewith become absolute and due and payable, all without any action by the Lending Company, all of which are hereby expressly waived, anything in this Agreement to the contrary notwithstanding;

     (d) The Lending Company shall have the right and option to exercise all of the post-default rights granted to them hereunder; and

     (e) The Lending Company shall have the right and option to exercise all rights and remedies available to them at law or in equity.

                                 ARTICLE 7
                                 _________

                               MISCELLANEOUS
                               _____________

     SECTION 8.1. NOTICES. Except as otherwise provided herein, all notices and other communications required or permitted under this Agreement shall be in writing and, if mailed, shall be deemed to have been received on the earlier of the date shown on the receipt or three Business Days after the postmarked date thereof and, if sent by facsimile, shall be followed forthwith by letter and shall be deemed to have been received on the next Business Day following dispatch and acknowledgment of receipt by the recipient's facsimile machine. In addition, notices hereunder may be delivered by hand or overnight courier, in which event the notice shall be deemed effective when delivered. All notices and other communications under this Agreement shall be given to the parties at the address or facsimile number listed below such party's signature line hereto, or such other address or facsimile number as may be specified by any party in a writing addressed to the other parties hereto.

     SECTION 8.2. WAIVERS. The rights and remedies of the Lending Company under this Agreement shall be cumulative and not exclusive of any rights or remedies which they would otherwise have. No failure or delay by the Lending Company in exercising any right shall operate as a waiver of it. The Lending Company expressly reserves the right to require strict compliance with the terms of this Agreement. In the event the Lending Company decides to fund a request for a Loan at a time when the Borrowing Company is not in strict compliance with the terms of this Agreement, such decision by the Lending Company shall not be deemed to constitute an undertaking by the Lending Company to fund any further requests for Loans or precluding the Lending Company from exercising any rights available to it under the Agreement or at law or equity with respect to the Borrowing Company. Any waiver or indulgence granted by the Lending Company shall not constitute a modification of this Agreement, except to the extent expressly provided in such waiver or indulgence, or constitute a course of dealing by the Lending Company at variance with the terms of this Agreement such as to require further notice by the Lending Company of its intent to require strict adherence to the terms of this Agreement in the future. Any such actions shall not in any way affect the ability of the Lending Company, in their respective sole discretion, to exercise any of their respective rights under this Agreement or under any other agreement.

     SECTION 8.3.   ASSIGNMENT; SUCCESSORS.

     (a) The Borrowing Company may not assign or transfer any of its rights or obligations hereunder without notice to the Lending Company.

     (b) The Lending Company may not at any time assign or participate its interest under this Agreement without notice to the Borrowing Company. Any holder of a participation in, and any assignee or transferee of, all or any portion of any amount owed by the Borrowing Company under this Agreement may exercise any and all rights provided in this Agreement with respect to any and all amounts owed by the Borrowing Company to such assignee, transferee or holder as fully as if such assignee, transferee or holder had made the Loans in the amount of the obligation in which its holds a participation or which is assigned or transferred to it.

     (c) This Agreement shall be binding upon, and inure to the benefit of, the Borrowing Company, the Lending Company, and the permitted successors and assigns of each party hereto.

     SECTION 8.4. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

     SECTION 8.5. SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

     SECTION 8.6. ENTIRE AGREEMENT; AMENDMENTS. This Agreement represents the entire agreement among the parties hereto with respect to the subject matter of this transaction. No amendment or modification of the terms and provisions of this Agreement shall be effective unless in writing and signed by both Companies.

     SECTION 8.7. PAYMENT ON NON-BUSINESS DAYS. Whenever any payment to be made hereunder shall be stated to be due on a non-Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest hereunder.

     SECTION 8.8. TERMINATION. This Agreement may be terminated with respect to any party hereto by such party upon its giving the other parties thirty days notice of its intent to terminate. In the event of termination as provided in this paragraph, the Lending Company's obligation to make Loans to the Borrowing Company shall cease; provided, however, that the Borrowing Company shall continue to be obligated to make all repayments of Loans and all other amounts due and payable by it as provided under this Agreement.



























     IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused it to be executed by their duly authorized officers, all as of the day and year first above written.

                         GOLDEN AMERICAN LIFE INSURANCE
                         COMPANY

                         By: /s/ David L. Jacobson
                            ______________________________________________

                         Title: Senior Vice President
                               ___________________________________________


                         Address for notices:
                         1001 Jefferson Street, Suite 400
                         Wilmington, DE 19801
                         Phone: 302/576-3404
                         Fax: 302/576-3520


                         ING AMERICA INSURANCE HOLDINGS, INC.

                         By: /s/ David S. Pendergrass
                            ______________________________________________

                         Title: Vice President and Treasurer
                               ___________________________________________

                         Address for notices:
                         1105 N. Market Street
                         Wilmington, DE 19809
                         Phone: 770/980-3300
                         Fax: 770/980-3301


























                             AMENDMENT NUMBER 1
                             __________________

                          RECIPROCAL LOAN AGREEMENT





The Reciprocal Loan Agreement dated January 1, 1998 between Golden American Life Insurance Company and ING America Insurance Holdings, Inc., is hereby amended to provide as follows:

          Golden American Life Insurance Company shall not lend money under the terms of this Agreement, that is, it shall not become a Lending Company, until and unless the prior approval of the State of Delaware Department of Insurance is obtained regarding the amount and terms of such loan or loans.

All other provisions of the Reciprocal Loan Agreement shall remain in effect and unaffected by this Amendment.

This Amendment is entered into as of this 1st day of January 1998.



                         GOLDEN AMERICAN LIFE INSURANCE
                         COMPANY

                         BY:/s/ David L. Jacobson
                            ______________________________________

                         TITLE: Senior Vice President
                                __________________________________



                         ING AMERICA INSURANCE HOLDINGS, INC.


                         BY:/s/ David S. Pendergrass
                            ______________________________________

                         TITLE: Vice President and Treasurer
                                __________________________________














                             AMENDMENT NUMBER 2
                             __________________


                          RECIPROCAL LOAN AGREEMENT



The Reciprocal Loan Agreement dated January 1, 1998 between Golden American Life Insurance Company and ING America Insurance Holdings, Inc., is hereby amended by replacing the defined term "Revolving Loan Commitment" of Section
1.1 with the following:

          "Revolving Loan Commitment" shall mean the outstanding amount to be funded by the Lending Company to the Borrowing Company. The aggregate sum which the Lending Company may loan to the Borrowing Company under this Agreement shall not exceed $65,000,000.00.

All other provisions of the Reciprocal Loan Agreement shall remain in effect and unaffected by this Amendment.

This Amendment is entered into as of this 20th day of March 1998.




                         GOLDEN AMERICAN LIFE INSURANCE COMPANY

                         BY:/s/ David L. Jacobson
                            _________________________________

                         TITLE: Senior Vice President
                                _____________________________



                         ING AMERICA INSURANCE HOLDINGS, INC.

                         BY:/s/ David S. Pendergrass
                            _________________________________

                         TITLE: Vice President and Treasurer
                                _____________________________














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